Exhibit 10.1

December 12, 2008

John Kilcoyne

Re:           OFFER LETTER

Dear John:

You and Micrus Endovascular Corporation, a Delaware corporation (the “Company”), signed an offer letter, dated November 15, 2004 (the "Offer Letter").  This letter agreement amends the Offer Letter in order for the cash severance payments under the Offer Letter to be exempt from or comply with Section 409A of the Internal Revenue Code of 1986, as amended (the "Code").  Except as otherwise amended in this letter agreement, the Offer Letter remains in full force and effect.

Specifically, this letter agreement deletes the last sentence of the second full paragraph of the Offer Letter, which provides as follows:  "If you are terminated without cause you will receive salary continuation for a period of six months."  (the "Deleted Language").

The Deleted Language is replaced in its entirety by the following language:

"If you experience an involuntary separation, as defined in Treasury Regulation 1.409A-1(h) (“Separation”), by the Company for a reason that is other than for Cause (as defined below), death or Permanent Disability (as defined below), and you satisfy the following conditions, you will receive certain cash severance, as described below.  To receive the cash severance, you must  execute (and do not revoke) a full and complete general release of all claims in a form provided by the Company without alteration, resign from the board of directors of the Company or any of its subsidiaries, to the extent applicable, and return all Company property (collectively, the "Conditions"), in each case within thirty (30) days after the Separation (the "Deadline").

Provided that you've satisfied the Conditions within the Deadline, the Company will pay you your then current base salary for a period of six (6) months (subject to applicable withholding) according to the Company's standard payroll schedule, commencing on the Company's first regular payroll date following the last day of the Deadline.  For purposes of Code Section 409A, each salary continuation payment under this paragraph is hereby designated as a separate payment.  Notwithstanding anything stated herein to the contrary, each of the salary continuation payments provided in connection with your Separation under this paragraph is intended to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) and to the extent it is exempt pursuant to such section, it will in any event be paid no later than the last day of your second taxable year following the taxable year in which your Separation has occurred; provided that, to the extent that any of such salary continuation payments and any other payments paid to you in connection with your Separation does not qualify to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or otherwise exceeds the limit set forth in Treasury Regulation Section 1.409A-1(b)(9)(iii)(A) or any similar limit promulgated by the Treasury or the IRS, the portion of the salary continuation payments that does not qualify or otherwise exceeds such limit, as determined by the Company in its sole discretion, will be paid by no later than the fifteenth (15th) day of the third (3rd) month following the end of your first tax year in which your Separation occurs, or, if later, the fifteenth (15th) day of the third (3rd) month following the end of the Company's first tax year in which your Separation occurs, as provided in Treasury Regulation Section 1.409A-1(b)(4).

Notwithstanding the above, if any of the salary continuation payments described in the previous paragraph does not qualify for any reason to be exempt from Code Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii) or Treasury Regulation Section 1.409A-1(b)(4) and you are deemed by the Company at the time of your Separation to be a “specified employee,” as defined in Code Section 409A, each such salary continuation payment will not be made or commence until the date which is the first day of the seventh month after your Separation and the installments that otherwise would have been paid during the first six months after your Separation will be paid in a lump sum on the first day of the seventh month after your Separation. Such deferral will only be effected to the extent required to avoid adverse tax treatment to you, including (without limitation) the additional twenty percent (20%) federal tax for which you would otherwise be liable under Section 409A(a)(1)(B) of the Code in the absence of such deferral.

For all purposes under this letter agreement, "Cause" means (i) your gross negligence or willful failure to substantially perform your duties and responsibilities to the Company or deliberate violation of a Company policy; (ii) your commission of any act of fraud, embezzlement, dishonesty or any other willful misconduct that has caused or is reasonably expected to result in material injury to the Company; (iii) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of nondisclosure as a result of your relationship with the Company; or (iv) your willful breach of any of your obligations under any written agreement or covenant with the Company.  The determination as to whether you are being terminated for Cause will be made in good faith by the Company and will be final and binding on you.

For all purposes under this letter agreement, “Permanent Disability” means your inability to perform the essential functions of your position with or without reasonable accommodation for a period of 120 consecutive days because of your physical or mental impairment."

This amendment to the Offer Letter may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. To indicate your acceptance of this amendment to the Offer Letter, please sign and date this letter in the space provided below and return it to me.

Very truly yours

MICRUS ENDOVASCULAR
CORPORATION

	By:	/s/ Robert A. Stern
	Name:	Robert A. Stern
	Title:	COO

ACCEPTED AND AGREED:
JOHN KILCOYNE

/s/ John R. Kilcoyne
(Signature)
12/15/2008
Date